Exhibit 99.01

CERTIFICATION

We, A. Dwight Utz, President and Chief Executive Officer of ECB Bancorp, Inc. (“Bancorp”), and Thomas M. Crowder, Executive Vice President and Chief Financial Officer of Bancorp, each certifies, based on his knowledge, that:

(i) Bancorp’s compensation committee has discussed, reviewed and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period (the “Applicable Period”), the senior executive officer (“SEO”) (as defined in the regulations and guidance established under Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”)) compensation plans and employee compensation plans, each as defined in the regulations and guidance established under Section 111 of EESA, and the risks these plans pose to Bancorp;

(ii) Bancorp’s compensation committee has identified and limited during the Applicable Period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bancorp, and, during the same Applicable Period, has identified any features of the employee compensation plans that pose risks to Bancorp and has limited those features to ensure that Bancorp is not unnecessarily exposed to risks;

(iii) Bancorp’s compensation committee has reviewed, at least every six months during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of Bancorp’s reported earnings to enhance the compensation of any employee and has limited any such features;

(iv) Bancorp’s compensation committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) Bancorp’s compensation committee will provide a narrative description of how it limited during the Applicable Period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bancorp;

(B) Employee compensation plans that unnecessarily expose Bancorp to risks; and

(C) Employee compensation plans that could encourage the manipulation of Bancorp’s reported earnings to enhance the compensation of an employee;

(vi) Bancorp has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA, of the SEOs and twenty next most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA, be subject to a recovery or “clawback” provision during the Applicable Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Bancorp has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the Applicable Period;

(viii) Bancorp has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the Applicable Period;

(ix) Bancorp and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the Applicable Period; and any expenses that, pursuant to this policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) Bancorp will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the Applicable Period;

(xi) Bancorp will disclose the amount, nature and justification for the offering during the Applicable Period of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in Paragraph (viii);

(xii) Bancorp will disclose whether it, the Board of Directors of Bancorp, or its compensation committee, has engaged during the Applicable Period, a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Bancorp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the Applicable Period;

(xiv) Bancorp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Bancorp and Treasury, including any amendments;

(xv) Bancorp has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) We understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 15, 2011	/s/ A. DWIGHT UTZ
A. Dwight Utz
President and Chief Executive Officer

Date: March 15, 2011	/s/ THOMAS M. CROWDER
Thomas M. Crowder
Executive Vice President and Chief Financial Officer